Execution Version
WARNERMEDIA HOLDINGS, INC.,
Issuer
WARNER BROS. DISCOVERY, INC.,
Parent Guarantor
DISCOVERY COMMUNICATIONS, LLC,
SCRIPPS NETWORKS INTERACTIVE, INC.,
Subsidiary Guarantors
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
Trustee

THIRD SUPPLEMENTAL INDENTURE
DATED AS OF JUNE 13, 2025
TO
INDENTURE
DATED AS OF MARCH 10, 2023
Relating To
4.302% Senior Notes due 2030
4.693% Senior Notes due 2033

THIRD SUPPLEMENTAL INDENTURE
THIRD SUPPLEMENTAL INDENTURE, dated as of June 13, 2025 (the “Third Supplemental Indenture”), to the Base Indenture (as defined below), among WarnerMedia Holdings, Inc., a Delaware corporation (the “Company”), Warner Bros. Discovery, Inc., a Delaware corporation (the “Parent Guarantor”), the guarantors from time to time party thereto and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”).
RECITALS
WHEREAS, the Company has executed and delivered to the Trustee the Indenture, dated as of March 10, 2023 (the “Base Indenture” and, as amended, supplemented or otherwise modified to the date hereof (but for the avoidance of doubt, excluding this Third Supplemental Indenture), the “Indenture”), providing for the issuance from time to time of its Securities;
WHEREAS, the Company has previously provided for the establishment of (i) its 4.302% Senior Notes due 2030 (the “2030 Notes”) and (ii) its 4.693% Senior Notes due 2033 (the “2033 Notes” and, together with the 2030 Notes, the “Notes”), in each case pursuant to the Second Supplemental Indenture, dated as of May 17, 2024, to the Base Indenture (the “Second Supplemental Indenture”);
WHEREAS, the Company desires to amend the Indenture as set forth in Article 2 of this Third Supplemental Indenture (the “Amendments”);
WHEREAS, Section 8.02 of the Base Indenture, as amended by the Second Supplemental Indenture relating to the Notes, provides that with the consent (evidenced as provided in Article 7 of the Base Indenture) of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series affected by a supplemental indenture (voting as one class), the Company, the Guarantors and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental to the Base Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series, other than with respect to certain provisions and rights of the Holders of the Securities which, as set forth in Section 8.02 of the Base Indenture (as amended by the Second Supplemental Indenture relating to the Notes), require the consent of the Holder of each Security so affected;
WHEREAS, the Company has solicited consents from the Holders of the Notes for the Amendments to the Indenture, in accordance with the terms and subject to the conditions set forth in the offer to purchase and consent solicitation statement, dated as of June 9, 2025 (the “Offer to Purchase and Consent Solicitation Statement”);
WHEREAS, as of 5:00 p.m., New York city time, on June 13, 2025, the Company has received, and delivered to the Trustee, the consents from Holders of not less than a majority in aggregate principal amount of the outstanding Notes affected by this Third Supplemental Indenture, voting as one class, as evidenced by a certified report from D.F. King & Co., Inc.; and
WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Indenture, and complete all requirements necessary to make this Third Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and all acts and things necessary have been done and performed to make this Third Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Third Supplemental Indenture has been duly authorized by the parties hereto in all respects.
WITNESSETH:
NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

Article 1
DEFINITIONS
Section 1.01Capitalized terms used but not defined in this Third Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof. Terms defined in the preamble or recitals hereto are used herein as therein defined.
Section 1.02References in this Third Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Third Supplemental Indenture unless otherwise specified.
Article 2
AMENDMENTS TO THE INDENTURE
Section 2.01Deletion. Solely with respect to the Notes, the Indenture shall hereby be amended by deleting the following Clauses, Sections or Articles of the Indenture in their entirety, and such Clauses, Sections or Articles shall be of no further force and effect, and shall no longer apply to the Notes, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:
•Base Indenture
oClause (c) of Section 5.01 (“Event of Default Defined; Acceleration of Maturity; Waiver of Default”)
oArticle 9 (“Consolidation, Merger, Sale or Conveyance”)
•Second Supplemental Indenture
oSection 3.01 (“Limitation on Liens”)
oSection 3.02 (“Limitation on Sale and Leasebacks”)
oSection 3.03 (“Consolidation, Sale, Merger or Conveyance”)
oSection 3.04 (“Guarantee by Subsidiaries of the Parent Guarantor”)
oSection 3.05 (“Certain Subsidiaries”)
oSection 4.02 (“Purchase of Notes Upon a Change of Control Triggering Event”)
oClause (c) of Section 6.01 (“Events of Default”)
Section 2.02Additional Covenants. Solely with respect to the Notes, the provisions set forth on Annex A hereto are hereby added as new Section 3.06, new Section 3.07 and new Section 3.08 to the Second Supplemental Indenture.
Section 2.03Definitions. Solely with respect to the Notes, the definitions set forth below hereby are added to Section 1.03 of the Second Supplemental Indenture in alphanumeric order:
“Amended Notes” means all or part of a series of Notes assigned and placed into a CUSIP, ISIN and/or Common Code that is separate from the CUSIP, ISIN and/or Common Code for the applicable Existing Notes of such series, but shall otherwise be substantially the same as the applicable series of Existing Note, in each case on the Early Settlement Date (or if there is no Early Settlement Date, the Final Settlement Date). For the avoidance of doubt, the Amended Notes shall be consolidated and form a single series with the applicable series of Existing Notes and shall have the same terms as to status, redemption or otherwise as such series of Existing Notes.

“DCL Indenture” means that certain indenture, dated as of August 19, 2009 (as amended, supplemented, waived or otherwise modified from time to time prior to the date hereof), among DCL, as the issuer, the guarantors from time to time party thereto, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee.
“Early Settlement Date” has the meaning assigned to such term in the Offer to Purchase and Consent Solicitation Statement.
“Eligible Holders” means Holders of Amended Notes that properly complete and return an eligibility letter certifying that such Holder is either (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (ii) a person that is not a “U.S. person” (as defined in Regulation S under the Securities Act) outside the United States.
“Exchange Offer Deadline” means the earlier of (i) a date that is no later than five business days following the completion of the Transactions (as defined in the Offer to Purchase and Consent Solicitation Statement) and (ii) the 18-month anniversary of the Early Settlement Date (or if there is no Early Settlement Date, the Final Settlement Date) for the Notes.
“Existing Notes” means Notes of any series outstanding immediately prior to the settlement of the tender offers and/or consent solicitations with respect to such series of Notes pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement.
“Final Settlement Date” has the meaning assigned to such term in the Offer to Purchase and Consent Solicitation Statement.
“Junior Lien Exchange Notes” means new junior lien secured notes that may be issued by the Company, with such terms as are determined by the Company (in its sole discretion); provided that such terms are not inconsistent with the terms expressly set forth under the “Brief Description of the Junior Lien Exchange Notes” section of the Offer to Purchase and Consent Solicitation Statement.
“Offer and Consent Solicitation” means the tender offer and consent solicitation conducted pursuant to the terms of Offer to Purchase and Consent Solicitation Statement.
“Offer to Purchase and Consent Solicitation Statement” means the Offer to Purchase and Consent Solicitation Statement, dated June 9, 2025, as amended, supplemented or modified from time to time.
“Permitted Offer” means any tender offer subject to the requirements of Rule 14e-1 of the Exchange Act or exchange offer subject to the requirements of Rule 14e-1 of the Exchange Act for any notes issued under the DCL Indenture or the 2022 Indenture, in each case, that were subject to the Offer and Consent Solicitation but that were not validly tendered (or that were withdrawn) or with respect to which valid consents were not delivered (or which were revoked) in the Offer and Consent Solicitation; provided that (i) any Amended Notes of any series with the same maturity must be included and prioritized in any such offer, (ii) holders of Amended Notes of any series with the same maturity must be offered equal or greater consideration in any such offer (it being understood that any cash consideration offered to holders of such Amended Notes must be equal or greater than the cash consideration offered to holders of such series of Notes), (iii) in the case of any exchange offer, (a) the notes or any other indebtedness offered in exchange for Notes of such series shall be unsecured and by its terms expressly subordinated in right of payment to the Notes and (b) the indenture, agreement or other instrument governing such indebtedness offered in exchange for Notes of such series shall not include any covenant or other agreement to secure such indebtedness unless the liens securing such indebtedness rank junior to the liens securing the Junior Lien Exchange Notes pursuant to a customary intercreditor agreement and such liens are incurred on or after the issue date of the Junior Lien Exchange Notes.

“2022 Indenture” means that certain indenture, dated as of March 15, 2022 (as amended, supplemented, waived or otherwise modified from time to time), among the Company, as the issuer, the guarantors from time to time party thereto, and U.S. Bank Trust Company, National Association, as trustee.
Section 2.04Any of the terms or provisions present in the Notes that relate to any of the provisions of the Indenture as amended by this Third Supplemental Indenture shall also be amended, mutatis mutandis, so as to be consistent with the amendments made by this Third Supplemental Indenture.
Section 2.05The Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments to the Indenture pursuant to Section 2.01 above. The definition of any defined term used in the Indenture or the Notes where such definition is set forth in any of the sections or subsections of the Indenture that are eliminated by this Third Supplemental Indenture and the term it defines is still used elsewhere in the Indenture or the Notes after the amendments hereby become operative shall be deemed to become part of, and defined in, Section 1.01 of the Base Indenture or Section 1.03 of the Second Supplemental Indenture, as applicable. Such defined terms are to be in alphanumeric order within Section 1.01 of the Base Indenture or Section 1.03 of the Second Supplemental Indenture, as applicable.
Section 2.06None of the Company, the Parent Guarantor, the Subsidiary Guarantors, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under the Clauses, Sections or Articles of the Indenture deleted pursuant to Section 2.01 above. The failure to comply with such Clauses, Sections or Articles of the Indenture shall no longer constitute a Default or Event of Default under the Indenture with respect to the Notes, shall no longer have any consequence under the Indenture with respect to the Notes, and the Holders of the Notes shall be deemed to have waived any Default or Event of Default under the Indenture with respect to such failure (whether before or after the date of this Third Supplemental Indenture).
Article 3
MISCELLANEOUS
Section 3.01Forms of Amended Notes. The Amended Notes of each series shall be substantially in such form (not inconsistent with the Indenture) as shall be established by or pursuant to one or more Board Resolutions (as set forth in a Board Resolution or, to the extent established pursuant to (rather than set forth in) a Board Resolution, an Officer’s Certificate detailing such establishment).
Section 3.02Ratification of Base Indenture. The Base Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. Every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 3.03Trust Indenture Act Controls. If any provision, covenant or restriction contemplated by this Third Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Third Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date such Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.
Section 3.04Conflict with Indenture; Severability. To the extent not expressly amended or modified by this Third Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Third Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Third Supplemental Indenture shall control. In case any provision, covenant or restriction contemplated by this Third Supplemental Indenture is held to be invalid, illegal or unenforceable in any jurisdiction, such covenant or restriction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions, covenants or restrictions; and the invalidity of a particular provision, covenant or restriction in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 3.05Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE, EXCEPT AS MAY OTHERWISE BE REQUIRED BY MANDATORY PROVISIONS OF LAW. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE.

Section 3.06Successors. All agreements of the Company, the Parent Guarantor and the Subsidiary Guarantors in the Base Indenture, this Third Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in the Base Indenture and this Third Supplemental Indenture shall bind its successors.
Section 3.07Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signature provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Trustee) shall also be deemed original signatures for all purposes hereunder. Any communication or documents sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative of the Company). Notwithstanding the foregoing, Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to Trustee in lieu of, or in addition to, any such electronic method. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
Section 3.08Trustee Disclaimer. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company, the Parent Guarantor and the Subsidiary Guarantors and not the Trustee.
Section 3.09Effectiveness. This Third Supplemental Indenture shall become effective and binding on the Company, the Parent Guarantor, the Subsidiary Guarantors, the Trustee and every Holder of the Notes of each series heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties of this Third Supplemental Indenture; provided, however, that the Amendments shall become operative with respect to a series of Notes only upon the Settlement Date (as defined in the Offer to Purchase and Consent Solicitation Statement) of the Offer with respect to such series of Notes in accordance with the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

WARNERMEDIA HOLDINGS, INC.

By:	/s/ Fraser Woodford
Name:	Fraser Woodford
Title:	Executive Vice President & Treasurer

WARNER BROS. DISCOVERY, INC.

By:	/s/ Fraser Woodford
Name:	Fraser Woodford
Title:	Executive Vice President & Treasurer

DISCOVERY COMMUNICATIONS, LLC

By:	/s/ Fraser Woodford
Name:	Fraser Woodford
Title:	Executive Vice President & Treasurer

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Fraser Woodford
Name:	Fraser Woodford
Title:	Executive Vice President & Treasurer

[Signature Page to Third Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee,

By:	/s/ Michelle Mena-Rosado
Name:	Michelle Mena-Rosado
Title:	Vice President

[Signature Page to Third Supplemental Indenture]

Annex A

Section 3.06. Non-Boycott.
(a)Each Holder, Notes Beneficial Owner and any affiliate of the foregoing persons (other than Screened Affiliates) (such persons, the “Subject Persons”) is prohibited from entering into or becoming subject to or bound by any boycott agreement, cooperation agreement, support agreement, lock-up agreement, coordination agreement or other similar agreement that restricts, limits, conditions or otherwise prohibits in any manner any Subject Person party thereto or otherwise bound thereby from (i) purchasing for cash any newly-issued debt or securities issued by the Parent Guarantor and its Subsidiaries or (ii) making any loans in cash to the Parent Guarantor and its Subsidiaries, in the case of clauses (i) and (ii), from time to time after the date hereof (the “Boycott Agreement”). Moreover, any person that is party to or otherwise bound by a Boycott Agreement is prohibited from purchasing or otherwise acquiring the Notes.
(b)Any Holder or Notes Beneficial Owner that enters into, becomes subject to or otherwise becomes bound by a Boycott Agreement (or if an affiliate thereof (other than a Screened Affiliate) enters into, becomes subject to or otherwise becomes bound by a Boycott Agreement) shall be in breach of the Indenture and shall be liable to the Company for any damages at law or in equity that the Parent Guarantor and its Subsidiaries may suffer as a result of such breach. Without prejudice to any remedies available to the Company, the Company may enforce the prohibition on Boycott Agreements through specific performance without the posting of any bond or otherwise.
(c)For purposes of this Section 3.06, the following definitions are applicable.
“Notes Beneficial Owner” means a Person who is a beneficial owner of interests in the Notes.
“Screened Affiliate” means any affiliate of a Holder or Notes Beneficial Owner (i) that makes investment decisions independently from such Holder or Notes Beneficial Owner and any other affiliate of such Holder or Notes Beneficial Owner that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder or Notes Beneficial Owner and any other affiliate of such Holder or Notes Beneficial Owner that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Parent Guarantor or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or Notes Beneficial Owner or any other affiliate of such Holder or Notes Beneficial Owner that is acting in concert with such Holder or Notes Beneficial Owner in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or Notes Beneficial Owner or any other affiliate of such Holder or Notes Beneficial Owner that is acting in concert with such holder in connection with its investment in the Notes.
(d)For the avoidance of doubt, this Non-Boycott provision shall not be construed to prohibit any Holder or Notes Beneficial Owner or affiliate of the foregoing persons from entering into any boycott agreement, cooperation agreement, support agreement, lock-up agreement, coordination agreement or other similar agreement that restricts, limits, conditions or otherwise prohibits in any manner any Subject Person party thereto or otherwise bound thereby from transacting with the Parent Guarantor and its Subsidiaries with respect to any existing indebtedness of the Parent Guarantor and its Subsidiaries.
Section 3.07. Exchange Offer.
(a)At or prior to the Exchange Offer Deadline, the Company shall, in its sole discretion, commence and complete an offer (the “Exchange Offer”) to exchange Amended Notes held by Eligible Holders for the same principal amount of Junior Lien Exchange Notes. If the Exchange Offer is not commenced by the Company by the Exchange Offer Deadline or is not completed within 60 days of commencement thereof, the Company shall within ten (10) Business Days of such failure make a payment of €100 per €1,000 principal amount of Amended Notes to Holders of Amended Notes as of the date of the Exchange Offer Deadline and all outstanding Amended Notes shall be assigned and placed into the applicable ISIN and/or Common Code of the applicable series of Existing Notes.
Annex A

(b)If the Exchange Offer is commenced by the Company:
(i) Holders of the Amended Notes that are Eligible Holders shall have the option to (i) elect to receive a cash payment in an amount equal to €1.50 per €1,000 of principal amount of Amended Notes held by such holders (“Cash Pay Option”) or (ii) participate in the Exchange Offer; and
(ii)Holders of Amended Notes that are not Eligible Holders shall not be entitled to participate in the Exchange Offer, but may elect the Cash Pay Option;
(iii)provided that, Holders of the Amended Notes that (x) do not certify their eligibility as described under the definition of “Eligible Holders,” (y) choose not to participate in the Exchange Offer or (z) elect for the Cash Pay Option, as applicable, shall not receive any additional consideration, and such Holders of the Amended Notes shall be assigned and placed into the applicable ISIN and/or Common Code of the applicable series of Existing Notes (provided that there has been no “significant modification” with respect to such Amended Notes for U.S. federal income tax purposes).
(c)The delivery, registration, transfer and exchange of any Amended Notes or Existing Notes shall be pursuant to such procedures as are established upon the order of the Company or pursuant to such procedures acceptable to the Trustee or, in the case of any Notes evidenced by a Global Security, the applicable procedures of the Depositary.
(d)If the Exchange Offer is commenced, the Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations, in each case, to the extent applicable in connection with the Exchange Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.
The provisions of this Section 3.07 are solely for the benefit of Holders of Amended Notes; provided that, without the consent of the Holders of any series of Notes, the Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee may from time to time and at any time enter into an indenture supplemental hereto to modify the provisions of this Section 3.07 such that Holders of all Notes of a series (including any Existing Notes) would benefit from these provisions.
Section 3.08. Interim Restricted Debt Purchases. After the Early Settlement Date (or if there is no Early Settlement Date, the Final Settlement Date) but prior to the consummation of the Exchange Offer, the Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, make any tender offer subject to the requirements of Rule 14e-1 of the Exchange Act or exchange offer subject to the requirements of Rule 14e-1 of the Exchange Act for any notes issued under the DCL Indenture or the 2022 Indenture, other than pursuant to a Permitted Offer for such Notes.

Annex A